EXHIBIT 10.2
Execution Copy
DATED     July 22, 2008
TITANIUM ASSET MANAGEMENT CORP.
and
INTEGRA MANAGEMENT LIMITED

AMENDED AND RESTATED FEE ARRANGEMENTS

ORRICK, HERRINGTON & SUTCLIFFE
tower 42, level 35
25 old broad street
london ec2n 1hq
Tel +44 (0)20 7562 5000
Fax +44 (0)20 7628 0078
www.orrick.com

TABLE OF CONTENTS

1. Definitions	1
2. Procurement of Clients	3
3. Fee Amount	3
4. Finders Fee	3
5. Covenants	4
6. Advisers Act Compliance	5
7. Disclosures to Prospective Clients	6
8. Miscellaneous	6

DATED	JULY 22, 2008
This AMENDED AND RESTATED FEE ARRANGEMENT, dated as of July 22, 2008, between (1) Titanium Asset Management Corp., a Delaware corporation (the “Company”) on behalf of itself and its subsidiaries from time to time (the “Group” and each such company a “Group Company”) and (2) Integra Management Limited (“Integra”).
RECITALS
(A)	WHEREAS, each Group Company (other than the Company) is a registered investment adviser (“RIA”) with the U.S. Securities and Exchange Commission providing investment advisory and related services to various clients, including separately managed equity and fixed income accounts.

(B)	WHEREAS, (i) the Company and each Group Company wishes to appoint Integra as the Group’s marketing agent to procure Clients (as hereinafter defined) for the Group in consideration of which the relevant Group Company agrees to the Fee Amount (as hereinafter defined) payments referred to in Clause 3 of this Agreement; and (ii) Integra confirms its acceptance of such appointment by entering into this Agreement.

(C)	WHEREAS, Integra does not conduct any business that requires authorization by the FSA (as defined below), the SEC (as defined below) or any other regulatory or governmental authority.

(D)	NOW, THEREFORE, in consideration of the terms and conditions and of the mutual covenants and agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties do hereby covenant and agree as follows:

1.	Definitions

1.1	The terms defined in this Clause 1.1 have the defined meanings indicated below in this Agreement:-

“Advisers Act” “means the U.S. Investment Advisers Act of 1940, as amended;

“Agreement” means this fee arrangement agreement, as amended and restated;

“AUM” means at any time, assets of a Client under management by a Group Company; in each case as procured by Integra and with respect to which the Company or any Group Company, is entitled to receive investment management and/or investment advisory fees (including subadvisory fees);

“authorised persons ”such person as defined in the FSA Handbook, who is authorised for the purposes of FSMA to carry out ‘regulated activity’;

“Business Day” means any day (other than Saturday or Sunday) on which the London Stock Exchange is open for business;

“COBS” means the conduct of business sourcebook from 1 November 2007 setting out the rules of the FSA for regulating the conduct of the business of ‘authorised persons’, and which forms part of the FSA Handbook;

“Client” shall mean as defined in the FSA Handbook and shall include all investment management, advisory or subadvisory clients introduced by Integra to any Group Company and as agreed pursuant to the Client List, and such ‘Client’ enters into a Client Contract with a Group Company;

“Client Contract” means as defined in Clause 2.1 and shall include all contracts entered into after the date of this Agreement between a Group Company and each Client (upon terms agreed by such parties and in accordance with applicable regulatory requirements) as procured and introduced by Integra;

“Client List” means the list of prospective clients prepared by Integra and as agreed with the Company (by signing the same) on a quarterly basis, commencing with the list of prospective clients attached at Schedule 1 hereto;

“Disclosure Statement” has meaning ascribed to it in Clause 7.1;

“Fees” means all investment management and/or investment advisory fees (including subadvisory fees) collected and received by any Group Company, (net of all fees, commissions and sales expenses payable to distributors) in respect of AUM relating to the Client Contracts;

“FSA” the Financial Services Authority, the regulator for the UK financial services industry granted statutory powers by FSMA;

“FSA Handbook” a publication by the FSA which sets out all the rules and guidance made by the FSA under the FSMA;

“FSMA” Financial Services and Markets Act 2000;

“Person” means a natural person, firm, partnership, association, corporation, company, limited liability company, trust, business trust, Governmental Authority or other entity;

“regulated activity” such activity of a specified kind which is to be regulated under FSMA and as defined in the FSA Handbook;

“SEC” means the United States Securities and Exchange Commission;

“subsidiary” means a corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

2.	Procurement of Clients

2.1	Integra hereby agrees to act as agent on behalf of the Group in the introduction of prospective clients (as included on the Client List) to a Group Company and such prospective client engages a Group Company as their new RIA and enters into a new investment advisory, subadvisory or other contract with such Group Company on terms to be agreed between such Client and the Group Company (the “Client Contract”).
2.2	The Company and Integra shall consult and agree with each other the contents of the Client List each quarter commencing on the date hereof. Each such Client List shall be signed by the Parties as being in an agreed form.

3.	Fee Amount

3.1	In consideration of Integra introducing Clients to the Group, the Company hereby agrees to procure that the relevant Group Company shall pay to Integra 30% of all Fees (the “Fee Amount”) generated by such Group Company pursuant to the management of the assets the subject of each of the Client Contracts with that Group Company.

3.2	The Fees shall be collected and received by the relevant Group Company and paid quarterly to Integra by such Group Company in accordance with the Fee Amount above. Integra shall be responsible for all associated taxes of whatsoever nature relating to the payment of any Fees to it.

3.3	Integra hereby agrees that it shall be responsible for all travel, promotional and other expenses incurred by it in connection with (i) the procurement and introduction of Client Contracts; and (ii) with procuring a Target Business (as defined in Clause 4 below); unless otherwise agreed by the Company from time to time.

3.4	The right of Integra to receive Fees shall continue throughout the duration of each such Client Contract to which such Fees relate, regardless of whether this Agreement has terminated; provided, however, that Integra has complied with its covenants and obligations under this Agreement, including Clause 5.3.

3.5	If any dispute arises as to the amount of the Fees payable by a Group Company to Integra, the same shall be referred to the Company’s auditors for settlement and their certificate shall be final and binding on all Parties.

4.	Finders Fee

4.1	In the event Integra introduces any asset management business or company not based or organized within the United States (“Target Business”) to the Company (and the Company is not and has not been in discussions with such Target Business regarding its acquisition) and a Group Company subsequently acquires such Target Business, the Company hereby agrees to pay to Integra a finders fee (“Finders Fee”); provided, however, that Integra shall have complied with its covenants and obligations under this Agreement, including Clause 5.3.

4.2	The Finders Fee shall be the sum of U.S.$250,000 and may be increased by mutual agreement dependent upon various factors including, but not limited to, the value of the Target Business, structure of the proposed transaction and AUM of the Target Business.

The timing and terms of payment of the Finders Fee shall be determined by mutual agreement of the Parties, as soon as possible following the introduction of the Target Business.

4.3	All of Integra’s activities related to identifying and introducing a Target Business, including, but not limited to, contacts with a Group Company, shall take place outside of the United States.

4.4	For the avoidance of doubt, the Finders Fee shall become due and payable (in accordance with the terms agreed by the Parties pursuant to Clause 4.2) only upon successful completion of the acquisition of such Target Business by a Group Company and upon satisfaction of the requirements set forth in Clauses 4.1 and 4.3 hereof.

5.	Covenants

5.1	The Company will, as promptly as reasonably practicable, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to fulfil its obligations under this Agreement and to assist Integra in procuring the Client Contracts.

5.2	Integra will act in accordance with sound commercial principles in its relations with Clients (potential or existing) and will do nothing which any Group Company considers could be prejudicial to its or the Group’s goodwill or commercial interests.

5.3	Integra hereby warrants that, other than the general authorization to do business under local U.K. laws, any business which it conducts does not require authorization under any applicable laws, regulations or by any governmental authority, including, without limitation, FSMA, COBS, the Advisers Act and the Securities Exchange Act of 1934, as amended, which relate to the introductions of asset management business and the solicitation of Clients and the procurement of the Client Contracts, including such laws applicable to the Clients (including their country of incorporation).

5.4	Integra hereby warrants that it shall provide full disclosure to all prospective clients of this Agreement and its entitlement to Fees hereunder.

5.5	There is not pending or, to the best of Integra’s knowledge, threatened any action, suit or proceeding before or by any court or other governmental body or regulatory authority to which Integra is or may be a party or any of its properties is or may be subject, and no event has occurred relating to Integra that might render unavailable the compliance by a Group Company with Advisers Act Rule 206(4)-3. Without limiting the generality of the foregoing:
(a)	Integra: (i) neither is nor has been subject to any order, judgment or decree issued by any court or other governmental body or regulatory authority; (ii) has not been convicted of any crime; (iii) has not been subject to any litigation or proceeding (including, but not limited to, civil actions and proceedings brought by any governmental body or regulatory authority, self-regulatory agency or securities, commodities or futures exchange) relating to securities, commodities, banking, insurance, real estate or other investment activities (including, but not limited to, acting as or being associated with a broker-dealer, investment company, investment adviser, futures sponsor, bank or savings and loan association); and (iv) has never had any business license, permit or registration denied, revoked or suspended.

(b)	Integra is not a person: (i) subject to an order of the SEC under Section 203(f) of the Advisers Act, (ii) convicted within the previous 10 years of any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, (iii) who has ever been found by the SEC to have engaged, or has been convicted of engaging, in any of the conduct specified in paragraph (1), (5) or (6) of Section 203(e) of the Advisers Act, or (iv) subject to an order, judgment or decree described in Section 203(e)(4) of the Advisers Act.

(c)	Integra agrees that it shall promptly inform the Group if at any time it becomes a person described in this Clause 5.5, and shall promptly return to the Group any payments of compensation made hereunder subsequent to such time. If Integra becomes subject to any event or condition that would make it ineligible under the Advisers Act to receive cash solicitation fees from a Group Company, the Group Company shall not be obligated to make any payment whatsoever otherwise required by this Agreement unless and until Integra provides the Group with a written opinion of counsel, in form and substance acceptable to the Group in the Group’s sole discretion, that such payments would not result in any violation of any law or regulation.

(d)	The foregoing representations, warranties and covenants in this Clause 5.5 shall be continuing during the term of this Agreement and if at any time any event shall occur that could make any of the foregoing incomplete or inaccurate, Integra shall immediately notify the Group of the occurrence of such event.
6.	Advisers Act Compliance

6.1	As required by Rule 206(4)-3 under the Advisers Act, Integra shall perform its services hereunder in a manner consistent with the instructions of the Group and the provisions of the Advisers Act and the rules thereunder.

7.	Disclosures to Prospective Clients

7.1	Integra understands and agrees that, at the time it initially suggests to a prospective client that such prospective client consider engaging a Group Company, Integra shall (a) deliver to the prospective client (i) a complete and current copy of the relevant Group Company’s Form ADV Part II, as required by Advisers Act Rule 206(4)-3, and (ii) a separate written solicitor’s disclosure statement, as required by Advisers Act Rule 206(4)-3, in substantially the form attached hereto as Exhibit A, as such form may be amended or modified from time to time by the Group (the “Disclosure Statement”), and (b) obtain from each prospective client a signed and dated Acknowledgment of Receipt

(in the form of Exhibit A attached hereto), which receipt shall be promptly forwarded to the relevant Group Company.
8.	Miscellaneous

8.1	Confidentiality.
(a)	The Company shall following the date of this Agreement be entitled to issue any press release or any other public written statement or disseminate any public communication through any form of media which includes information regarding this Agreement.
8.2	Fees and Expenses
(a)	Except as provided in any other provision of this Agreement, the Company shall bear all expenses, costs and fees incurred by the Company in connection with this Agreement, including, without limitation, all attorneys’ fees incurred by the Company.

(b)	Integra shall bear all expenses, costs and fees incurred by it in connection with this Agreement, including, without limitation, (i) all attorneys’ fees incurred by Integra, (ii) all expenses incurred by Integra in connection with preparing, executing and delivering this Agreement and complying with it.
8.3	Termination

This Agreement may be terminated by any of the Parties by giving 3 months written notice to all other Parties.

8.4	Notices
(a)	All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be (x) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (y) transmitted by hand delivery or nationally recognized overnight courier, or (z) sent by facsimile, addressed as follows:
if to the Company:

Titanium Asset Management Corp. 777 E. Wisconsin Avenue Milwaukee, Wisconsin 53202 Attn: Mr. Nigel Wightman US Fax: +(414) 765-1980

with copies to:

Orrick, Herrington & Sutcliffe Tower 42, Level 35 25 Old Broad Street London EC2N 1HQ Attn: Lena Hodge Fax: +44(0)-207-628-0078
or, in each case, such other address as may be specified in writing to the Party giving notice in accordance with this Section 6.4.
(b)	All such notices, requests, demands and other communications shall be deemed to have been received:
(i)	if mailed by first-class, registered or certified mail, return receipt requested, postage prepaid: on the fifth Business Day after mailing;

(ii)	if transmitted by hand delivery: on the day delivered;

(iii)	if sent prepaid by a nationally recognized overnight delivery service: on the first Business Day after mailing; and

(iv)	if sent by facsimile and the transmitting Party receives a transmission receipt dated the day of transmission in the recipient’s jurisdiction: on the day of transmission.
8.5	Headings and Section and Schedule References. The headings in this Agreement are for convenience only and do not affect the Agreement’s meaning or interpretation. Unless otherwise specified, references to a Section or Schedule in this Agreement are references to a Section of, or Schedule or Exhibit to, this Agreement.
8.6	Entire Agreement. This Agreement, together with the Schedule attached hereto and the Client List from time to time, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.
8.7	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.
8.8	Governing Law. This Agreement shall be governed in all respects (including as to validity, interpretation and effect) by the laws of England and Wales. All disputes, controversies or claims arising out of or in connection with this letter agreement, including any dispute, controversy or claim relating to its breach, termination or validity, which cannot be amicably resolved, shall be referred to and finally settled by arbitration. The seat of the arbitration shall be London. Save for any Group Company, no person other than the parties hereto shall have any right to enforce any provision of this letter agreement under the Contracts (Rights of Third Parties) Act 1999.
8.9	Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, this shall not render the provision inoperative or unenforceable in any other case, circumstance or jurisdiction, or render any other provision invalid, inoperative, or unenforceable, so long as this Agreement, taken as a whole, still expresses the Parties’ material intent. The invalidity of any one or more phrases, sentences, clauses, sections or subsections of this Agreement shall not affect the remaining parts of this Agreement or the validity of that phrase, sentence, clause, section or subsection in any other jurisdiction.
8.10	Assignment; Successors. Except, with the prior written consent of the other Parties hereto, no Party to this Agreement other than the Company to any Group Company, may assign or delegate (by operation of law or otherwise) this Agreement, or any of its, his or her rights, interests, duties or obligations under this Agreement, to any other Person.
[Signature Page Follows]

Schedule
Client List as at the date hereof.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

TITANIUM ASSET MANAGEMENT CORP.

By:	/s/ Nigel Wightman

Name:	Nigel Wightman
Title:	Chief Executive Officer

INTEGRA MANAGEMENT LIMITED

By:	/s/ Adam Parkin

Name:	Mark Adam Parkin
Title:	Director

Exhibit A
SOLICITOR’S DISCLOSURE STATEMENT
     The following statement is furnished, pursuant to Rule 206(4)-3 promulgated by the U.S. Securities and Exchange Commission under the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”), to each prospective investment advisory client of                     (the “Adviser”), referred to it by Integra Management Limited (the “Solicitor”).
     1. Your account is being solicited for the Adviser, a registered investment adviser under the Advisers Act. The Solicitor is an independent contractor of the Adviser and performs no financial planning or investment advisory services for the Adviser. The Solicitor may perform other services for the Adviser or its affiliates for which the Adviser may compensate the Solicitor separately, but those services do not relate to the investment advisory services rendered to you. The Solicitor and the Adviser are not affiliated in any way.
     2. The Adviser will compensate the Solicitor for its solicitation services rendered to the Adviser by paying the Solicitor an amount equal to 30% of all investment advisory fees to be paid by you to the Adviser.
     3. No person solicited by the Solicitor on behalf of the Adviser who subsequently becomes a client of the Adviser will be charged any amount for the Solicitor having obtained its account. The fact that the Adviser shares with the Solicitor a portion of the fees it receives will not result in investment advisory fees being charged at a rate in excess of the rate or level of advisory fees customarily charged by the Adviser to its clients for similar services. The Adviser does and may in the future charge different fees to other accounts that it manages.
     I hereby acknowledge receipt of this Solicitor’s Disclosure Statement (a copy of which is attached) and a copy of Part II of the Form ADV of the Adviser. Such documents were received and reviewed by me not later than the time when Solicitor first contacted me regarding the services of the Adviser. I agree that the Solicitor and the Adviser may share personal financial information about me in connection with any account of mine managed by Adviser.

Dated:	Name:

Signature
For Entities:

By:

Its: